Exhibit 99.1

Name and address of each other reporting person:

Crestview Capital Partners, LLC
c/o Crestview Capital Funds
95 Revere Drive, Suite A
Northbrook, Illinois 60062

Designated Filer: Crestview Capital Master, LLC

Issuer & Ticker Symbol: Simtek Corporation (SMTK)

Date of Event Requiring Statement: 02/08/2008

Crestview Capital Partners, LLC
By: /s/ Daniel Warsh
Name: Daniel Warsh Date: February 12, 2008